CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

ConsultAmerica, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That by unanimous written consent of the Board of Directors of ConsultAmerica, Inc. dated February 2, 1989, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article 4 therof so that, as amended said Article shall read as follows:

"4. The total number of shares of common stock which the corporation shall have authority to issue is Three Thousand (3,000) shares; all of such shares shall be without par value and shall be designated as Class A common stock."

SECOND: That thereafter, by unanimous written consent in lieu of special meeting of stockholders, in accordance with Section 228 of the General Corporation Law of the State of Delaware, the stockholders of said corporation approved said amendment.

THIRD: That said amendment was duly adapted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said ConsultAmerica, Inc. has caused this certificate to be signed by Edward A. Sundberg, its President, and John C. Craig, its Secretary, this 2nd day of February, 1989.

BY: /s/ Edward A. Sundberg
    ----------------------
    Edward A. Sundberg
    President

ATTEST: /s/ John C. Craig
        -----------------
        John C. Craig
        Secretary